EXHIBIT 15


August 4, 1999


To Mirage Resorts, Incorporated

We are aware that Mirage Resorts, Incorporated has incorporated by reference in its Registration Statements on Form S-8 (File No.
33-16037),  on  Form  S-8 (File No. 33-48394),  on  Form  S-8 (File  No.
33-63804),  on  Form  S-8  (File  No. 33-60183),  on Form S-8 (File  No.
333-59455), on Form S-3 (File No. 333-39029) and on Form S-3 (File No. 333-77973) its Form 10-Q for the quarter ended June 30, 1999 which includes our report dated August 4, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of these registration statements or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



ARTHUR ANDERSEN LLP